Exhibit 6.49

LGI HOMES

LGI HOMES - NC, LLC

PURCHASE AGREEMENT for STAGECOACH STATION

THIS DOCUMENT CREATES IMPORTANT LEGAL OBLIGATIONS THAT YOU SHOULD UNDERSTAND PRIOR TO SIGNING, INCLUDING A REQUIREMENT THAT ANY DISPUTES BE DECIDED BY ALTERNATIVE DISPUTE RESOLUTION. YOU SHOULD READ IT THOROUGHLY AND IF YOU ARE UNCERTAIN OR HAVE QUESTIONS ABOUT YOUR RIGHTS, OBLIGATIONS OR RESPONSIBILITIES UNDER THIS AGREEMENT, CONSULT AN ATTORNEY.

1. PARTIES

SELLER: **LGI HOMES - NC, LLC**

BUYER(S): **Arrived Holdings Inc And/Or Assigns**

2. PROPERTY DESCRIPTION / PRICE

Please refer to **Exhibit A – Property Schedule**, for a schedule describing the property ("Property"), subject to the terms and conditions set forth in this Purchase Agreement ("Agreement"). Property is located in STAGECOACH STATION PHASE 2-MAP 1, Gaston County, North Carolina, and is being sold for a total of **$292,593.00** ("***Purchase Price***").

3. DEPOSIT

Seller acknowledges receipt of **$0.00** as a deposit ("***Initial Deposit***") to bind the parties to this Agreement, which sum shall be held by Seller and applied at the Closing of the Property from Seller to Buyer as contemplated by this Agreement (the "***Closing***") toward the Closing costs to be paid by Buyer under Sections 8B(1) and 8B(2). An additional amount **$10,000.00** ("***Additional Deposit***") paid at the time of execution of this Agreement shall be applied toward the Purchase Price. **The Initial Deposit and Additional Deposit, in the aggregate the "*Deposit*", will not be placed in escrow, but will be paid directly to Seller and held by Seller under the terms of this Agreement.**

4. FINANCING

The remaining amount of the Purchase Price will be paid as follows: (check one box only):

☐ (1) Buyer's obligations under this Agreement are subject to Buyer being approved for financing.

☒ (2) Buyer's obligations under this Agreement are not subject to Buyer being approved for financing.

5. LOAN APPLICATION/ CREDIT REPORTS

If Buyer is obtaining financing, Buyer agrees to make its loan application within three (3) business days of the Effective Date of this Agreement and Buyer will use its best efforts to qualify for and obtain financing for the purchase of the Property and will fully cooperate with Buyer's lender to obtain approval for a loan sufficient to finance the purchase of the Property ("***Financing Approval***"). Notwithstanding anything to the contrary contained herein, if Buyer i) fails to make an appropriate application within that time, ii) fails to use its best efforts or fully cooperate with their lender in all respects, or iii) fails to provide Seller with proof of conditional loan approval, on the lender's customary form and in an amount sufficient to purchase the Property, within fourteen (14) days of the Effective Date of this Agreement, then Seller may, in its sole and exclusive discretion, terminate this Agreement and retain the Deposit as liquidated damages, which is a reasonable estimate of Seller's damages, not a penalty.

If Buyer timely makes all efforts for Financing Approval as required herein and otherwise fully complies with the terms and conditions of this Agreement but is unable to obtain Financing Approval, Buyer may give written notice ("***Buyer's Termination Notice***") to Seller within fourteen (14) days of the Effective Date of this Agreement that Buyer wishes to terminate the Agreement due to Buyer's inability to obtain Financing Approval. In such event, if all the above conditions are satisfied, Seller will refund the Deposit. If Buyer does not give Buyer's Termination Notice within the time required, this Agreement will no longer be contingent upon Financing Approval and will be fully binding on Buyer.

Once Financing Approval is obtained by Buyer, if Buyer subsequently fails to diligently pursue all requirements and conditions with respect to the loan, or Buyer does not fully and timely meet any requirements or conditions with respect to the loan, or lender rescinds the Financing Approval, or the lender for any reason declines to fund the loan, Seller may, in its sole and exclusive discretion, terminate this Agreement and retain the Deposit as liquidated damages, which is a reasonable estimate of Seller's damages, not a penalty.

Time is of the essence for this section and strict compliance with the time for performance is required.

Buyer hereby authorizes its lender to disclose to Seller any and all credit, employment, income and other financial information concerning Buyer and hereby waives any claim or cause of action of or concerning privacy rights, confidential information or otherwise relating to any such disclosure.

6. CLOSING

The parties agree to close on the purchase of the Property using **Hankin & Pack PLLC** ("***Settlement Agent***") at the Seller's office located at 3187 Strong Box Lane, Gastonia, NC 28052 within 48 hours of Buyer being notified by Seller or Title Company. At Closing, Seller will execute a limited or special warranty deed or other form of deed if required by or customary under state law ("***Deed***"), conveying the Property to Buyer, subject to all matters of record and matters discoverable by inspection or survey, the standard exceptions, and the Exceptions (which term is defined herein). Taxes and assessments for the year of Closing shall be prorated to the date of Closing based on the latest valuations and tax rates. These valuations and tax rates may be estimated. The Buyer is responsible for taxes and assessments (1) due and payable on or after the day of Closing, and/or (2) increased valuations or rates not estimated as the same amount as the final amount due. All such prorations shall be final and not subject to review or refund. Seller will not be responsible for any taxes or assessments due and payable on or after the day of Closing.

Seller will estimate a Closing date on or near substantial completion of the home, and such Closing date is estimated as shown on **Exhibit A – Property Schedule**. Seller may extend the Closing date for any reason. Construction of the home on the Property may be delayed due to inclement weather, other circumstances beyond Seller's control or for Seller's convenience. The home will be deemed substantially complete on the date a temporary or conditional certificate of occupancy or any other document evidencing that the home may be legally occupied, whether subject to conditions or otherwise, is issued by an appropriate governmental authority, and if no such certificate of occupancy is required, then the date the Property can be occupied. There is no guaranteed or warranted completion date. Buyer has not relied, and will not rely upon, any estimated completion date for any purpose whatsoever, and Seller will not be liable for any additional costs, expenses or damages whatsoever, including but not limited to rent, reletting fees, temporary accommodations, taxes, insurance, or storage fees, should the home be completed earlier or later than the estimated completion date.

It is the express intent of the parties that the parties' rights and obligations under this Agreement be construed in the manner necessary to exempt this Agreement and sale from registration under the Interstate Land Sales Full Disclosure Act, and both Buyer and Seller hereby expressly waive any right or provision of this Agreement that would otherwise preclude any such exemption.

7. TITLE POLICY

Empower Title, LLC ("***Title Company***") shall issue to Buyer an owner's policy of title insurance ("***Title Policy***") covering the Property in the amount of the Purchase Price, dated as of the date of Closing, insuring Buyer against loss under the provisions of the Title Policy, subject to the exclusions and exceptions stated therein (collectively, the "***Exceptions")***, which may include but are not necessarily limited to the following:

A. Zoning, building codes, ordinances and regulations;
B. Real estate taxes and assessments for the year of conveyance and subsequent years;
C. The standard printed exceptions and other exceptions contained in the schedules to an owner's title insurance policy ("***Standard Printed Exceptions***");
D. Utility easements and agreements, restrictions, covenants, reservations and other matters affecting title to the Property;
E. Encroachments and other matters that would be disclosed by an accurate survey or inspection of the Property;
F. Standard printed exception as to discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, or overlapping improvements;
G. Declarations and common interest/ planned community documents affecting the Property;
H. Any laws and restrictions, covenants, conditions, reservations, agreements or easements recorded in the public records for the county (provided they do not prevent use of the Property for single family residential purposes);
I. Matters resulting from the inclusion of the Property into any special district;
J. Standard printed exception as to marital rights;
K. Standard printed exception as to water rights, waters, tidelands, beaches, streams, and related matters; and
L. Liens created as a part of the financing for purchase by Buyer, acts done or suffered by Buyer and any mortgage or deed of trust obtained by Buyer for the purchase of the Property.

THE SURFACE ESTATE MAY BE OWNED SEPARATELY FROM THE UNDERLYING MINERAL ESTATE, AND TRANSFER OF THE SURFACE ESTATE DOES NOT NECESSARILY INCLUDE TRANSFER OF THE MINERAL RIGHTS. THIRD PARTIES MAY HOLD INTERESTS IN OIL, GAS, OTHER MINERALS, GEOTHERMAL ENERGY OR WATER ON OR UNDER THE PROPERTY, WHICH INTERESTS MAY GIVE THEM RIGHTS TO ENTER AND USE THE PROPERTY.

Buyer shall pay for the cost of the Title Policy, unless the Title Policy is issued by Title Company and either (i) Buyer obtains financing from **LGI Mortgage Solutions ("Preferred Lender")**, or (ii) Buyer pays all cash for the Property, in which events Seller shall pay for the cost of the Title Policy. If Buyer obtains financing from any other mortgage lender or obtains a title policy from another title company, the cost of any title policy will be paid by Buyer. Buyer acknowledges and agrees that the Seller has not directly or indirectly

required Buyer, as a condition of sale, to use any particular lender. Buyer may elect to use any lender of Buyer's choosing. Upon written request by Buyer to the Title Company, the Title Company will provide to Buyer, a Commitment for Title Insurance ("***Commitment***") and, at Buyer's request and expense, legible copies of documents evidencing exceptions in the Commitment other than the Standard Printed Exceptions.

If Buyer makes a written request to the Title Company for the Commitment. Buyer shall make any objections in writing to the Commitment within ten (10) days after the receipt of the Commitment. Buyer shall have no right to object to the Standard Printed Exceptions. If Seller does not receive notice of Buyer's title objections within such ten (10) day period, Buyer shall be deemed to have waived its right to object and shall accept title to the Property in the condition described in the Commitment. If title objections are raised by Buyer within the ten (10) day period provided above, Seller may, but shall not have the obligation to, cure said title objections prior to Closing and the Closing date shall be extended no more than forty-five (45) days from the date stated in this Agreement. If Seller elects not to cure the title objections, this Agreement shall terminate and the Deposit shall be refunded to Buyer as Buyer's sole and exclusive remedy, unless Buyer elects to waive the uncured objections and complete the purchase of the Property within the time set by Seller.

As required by the Real Estate Settlement Procedures Act of 1974, Buyer acknowledges that the Seller has not directly or indirectly required Buyer, as a condition of sale, to purchase either a fee owner's or mortgagee's title insurance policy from any particular title company. Buyer shall notify Seller within ten (10) days of the Effective Date of this Agreement should Buyer elect to purchase, at Buyer's expense, a title insurance policy from another title company.

8. SETTLEMENT AND OTHER EXPENSES

Closing costs shall be allocated and paid as follows, except as otherwise required by law in the Property's jurisdiction:

A. Closing costs payable by Seller:

1. Amounts required to release existing liens or otherwise satisfy any such lien through indemnity, escrow, or otherwise under applicable law;
2. Owner association assessments for all periods prior to Closing;
3. Preparation of deed and other expenses payable by Seller under this Agreement; and
4. The cost of the Title Policy, but only if the Title Policy is issued by Title Company and either (i) Buyer obtains financing from the Preferred Lender or (ii) Buyer pays all cash for the Property. If these conditions are not met, the cost of the title policy is paid by Buyer.

B. Closing costs payable by Buyer ("***Buyer's Closing Costs***"):

1. Appraisal fees, any fees and taxes (including governmental fees and taxes) payable upon the transfer of real property, credit reports, flood certificates, preparation of loan documents, interest on Buyer's loan(s) (if any is due) from date of disbursement to one month prior to the due date of the first monthly payment(s), any lender's policy of title insurance (other than a Title Policy for which Seller pays under certain conditions pursuant to Section 8A above) and all endorsements to the title policy that are required by a lender, loan-related inspection fees, final inspection fees, escrow fees, owner's association transfer fees, all prepaid impounds, including required premiums for flood and hazard insurance, reserve deposits for insurance, underwriting fees, wire transfer fees, and owner association assessments on or after the date of Closing;
2. Underwriting, processing, administration, and application fees, documentation preparation fees, recording fees, lender's attorney review fees, document processing fees and other similar fees;
3. Optional fees and expenses associated with Buyer's loan, including discount, buy-down, origination, and compliance fees; and
4. Private Mortgage Insurance Premium (PMI), VA Loan Funding Fee, USDA Guarantee Fee, or FHA Mortgage Insurance Premium (MIP) as required by any lender.

C. Seller's contribution towards Buyer's Closing costs:

At Closing, Buyer shall contribute an additional amount **$0.00** ("**Additional Closing Contribution**") that will be applied towards Eligible Buyer's Closing Costs. If Buyer uses the Preferred Lender LGI Mortgage Solutions, or pays all cash, then, at Closing, Seller shall contribute to Buyer's Closing Costs ☐ up to 4% of the Purchase Price or ☒ up to $0.00, excluding (i) any items described in Sections 8B(3) and 8B(4), (ii) owner association assessments after December 31 of the calendar year of Closing, (iii) the cost of a title policy if Buyer elected to purchase, at Buyer's expense, a title insurance policy (as referenced in Section 7) from a provider other than Title Company, and (iv) a homeowners insurance policy (as referenced in Section 18) if Buyer elected to purchase from a provider other than LGI Insurance (in the aggregate "***Eligible Buyer's Closing Costs***"). Seller's contribution towards the Eligible Buyer's Closing Costs will be limited to the amount of such costs remaining after application of the Initial Deposit and the Additional Closing Contribution to such Eligible Buyer's Closing Costs. If Buyer obtains financing from any mortgage lender other than the Preferred Lender, Buyer will be responsible for all of Buyer's Closing Costs and Seller will pay none. Buyer acknowledges and agrees that the Seller has not directly or indirectly required Buyer, as a condition of sale, to use any particular lender. Buyer may elect to use any lender of Buyer's choosing.

D. Limitation on Buyer's obligation for Closing costs:

Notwithstanding anything to the contrary contained in this Agreement, Buyer may not pay charges and fees expressly prohibited by FHA, VA, or other governmental loan program regulations if applicable to Buyer's loan. To the extent permitted by law, Seller may elect to pay such charges and fees on Buyer's behalf.

9. COMMISSIONS

Seller only pays commissions, compensation, or fees to a Buyer's real estate agent, broker or other licensed party if qualified pursuant to the terms and conditions of a fully executed Prospect Registration Agreement. Buyer acknowledges that if Buyer has engaged or entered into any agreement with any real estate agent, broker or other party that would entitle such real estate agent, broker or other party to any commissions, compensation or fees related to this Agreement that does not meet the terms and conditions of Seller's Prospect Registration Agreement, as determined in Seller's sole discretion, no commission, compensation or fees will be paid by Seller. Buyer may engage, at Buyer's sole expense, a real estate agent, broker or other licensed party of Buyer's choosing to represent Buyer. **Buyer shall defend, indemnify and hold harmless Seller and Seller's representatives, employees, affiliates and agents from and against any and all demands, liens and/or lawsuits for commissions, compensation and/or fees or any other claims by any real estate agent, broker or any other third-parties arising out of their alleged representation of Buyer or claiming by, through or under Buyer**, regardless of any actual or alleged act, omission, and/or negligence of Seller.

10. FHA OR VA APPRAISAL AND CERTIFICATION

The following provision applies only to Buyers obtaining FHA or VA financing. It is expressly agreed that notwithstanding any other provision of this Agreement, the Buyer shall not be obligated to complete the purchase of the Property described herein or to incur any penalty by forfeiture of its Deposit or otherwise, unless the Buyer has been given, in accordance with HUD/FHA or VA requirements, a written statement by the Federal Housing Commissioner Department of Veterans Affairs, or a Direct Endorsement Lender setting forth the appraised value of the Property of not less than $**N/A.** The Buyer shall have the privilege and option of proceeding with consummation of the Agreement without regard to the amount of the appraised valuation. The appraised valuation is arrived at to determine the maximum mortgage the Department of Housing and Urban Development (HUD) will insure. HUD does not warrant the value or the condition of the Property. The Buyer should satisfy himself/herself that the price and condition of the Property are acceptable.

11. INSULATION

As required by Federal Trade Commission Regulations, the information relating to the insulation installed or to be installed in the home being purchased under this Agreement is as follows:

A. Exterior walls of improved living areas: insulated with Batt Fiberglass insulation to a thickness of 3½ inches which yields an R-Value of 13.
B. Ceiling in improved living areas: insulated with Batt or Blown Fiberglass insulation to a thickness of 12 inches which yields an R-Value of 38.

The thickness of the insulation can vary slightly according to the manufacturer's specifications and the values are anticipated for overall yields. Insulation thickness and R-Value can also vary in certain areas due to design constraints. R-Value measures the resistance of insulation to heat flow. The higher the R-value the greater the insulating power. R-value claims are those of the manufacturer for the stated thickness of the insulation material not those of the Seller. Seller reserves the right to substitute a different type of insulation and R-value in the residence provided that Seller shall provide Buyer with a disclosure sheet setting forth the type, thickness and R-value of the insulation installed as soon as the information is available to Seller.

12. PLANS AND SPECIFICATIONS / ESTIMATED SQUARE FOOTAGE

This Agreement is to purchase a completed home. Seller is not acting as Buyer's contractor. Buyer acknowledges that any square footage estimate for the home to be purchased under this Agreement is approximate and based upon general plan designs; as-built actual square footage may vary. Buyer acknowledges, however, that square footage calculations may be made in a variety of manners, and as long as the home is constructed substantially in accordance with the floor plan identified in this Agreement, Buyer will have no right to rescind this Agreement, nor will Buyer be entitled to any claim for breach of this Agreement or adjustment of the Purchase Price, on account of alleged discrepancies in square footage calculations or as-built square footage. Buyer acknowledges that the plans and specifications for any particular home are independent of the plans and specifications of all other homes. Specifications and design of homes may change without notice. Plans, specifications and materials are subject to change at Seller's discretion. Seller will endeavor to construct the home in substantial compliance with the plans and specifications in effect at the commencement of construction, subject to deviations, substitutions and changes which may be made without notice. Buyer expressly waives and disclaims any reliance on any other representations with respect to the as-built conditions of the home, including but not

limited to, any materials, information, or documentation provided by Seller or available to Buyer from any source, any other home constructed by Seller, or any model home.

13. TREES AND LANDSCAPING

Landscaping will be in accordance with Seller's standard landscape package. Seller reserves the right to determine the type and number of plants, trees, shrubs and/or sodding. If the completion of landscaping must be delayed until seasonal conditions permit completion, the landscaping will be completed post-Closing. In such circumstances, Seller will make reasonable efforts to complete the landscaping work timely based on seasonal conditions and availability of materials and goods.

Seller does not guarantee or warrant the survival of any tree or other vegetation on or near the Property for any stated period of time. All trees are subject to limb removal or total removal as Seller may deem necessary for construction. The removal of trees by utility service providers (water, sewer, electric, cable, telephone, etc.) may occur, and is not a responsibility of Seller. After Closing, the maintenance of all landscaping is the responsibility of the Buyer and Buyer understands that Seller will not be responsible for any landscaping-related claims such as tree removal, wash out, regrading, reseeding or replacement of sod. Any and all warranties or claims relating to the trees or vegetation existing on the Property or on Property adjoining the Property are waived and released by Buyer and disclaimed by Seller.

14. GRADING / DRAINAGE / PROPERTY USE

Drainage and grading shall be deemed accepted and approved by Buyer at the time of Closing. **Buyer acknowledges that it is Buyer's responsibility to maintain the grading of the Property. Buyer understands that altering the grading of the Property by landscaping, adding a pool, lack of maintenance, etc., may result in an alteration of the drainage of the Property and void any warranty provided by Seller.** Buyer agrees to abide by all zoning ordinances, restrictions and conditions and applicable owners' association ("***Homeowners' Association***") requirements imposed on the Property. Buyer understands that Seller has no control over any zoning changes affecting the Property or any surrounding areas. Seller makes no representations or warranties concerning the future use of any property within the vicinity of the Property. It is the sole responsibility of Buyer to determine the zoning of any property surrounding or adjacent to the Property. Buyer also accepts all existing easements affecting the Property and understands that Seller is not responsible for any governmental or quasi-governmental or utility provider actions with respect to the Property.

Buyer understands the importance of maintaining the slope of the final grade of the soil away from the foundation so that rain water does not collect and pond against or adjacent to the foundation. It is essential that the grade of the lot slopes away from your foundation at all times. Seller will perform the final grade according to applicable standards and code, as necessitated by the site conditions and approved by the engineer of record, or recommended by the third-party warranty company. **Buyer must maintain the final grade and surface water drainage patterns and swales must not be altered by Buyer. Any alteration of or failure to maintain the slope or landscaping could lead to foundation damage and/or failure and the damage will be the responsibility of Buyer.**

15. HOMEOWNER ORIENTATION

Within approximately 48 hours prior to Closing, Buyer and Seller shall meet to walk through the home and prepare a "Final Punch List" of all incomplete items or corrections of the Property and improvements, including the landscaping. Buyer may engage, at Buyer's own expense, the services of a qualified, licensed and insured inspector to perform an independent inspection or be available for the walk through. Seller will make good faith efforts to complete the work described in the Final Punch List prior to Closing, subject to delays caused by matters beyond the control of Seller. Closing shall not take place until such time Buyer has signed off and accepted the work described in the Final Punch List and accepting the Property in its "as is" condition, unless Buyer fails to prepare a Final Punch List with Seller, in which event Closing shall not be delayed. Once the work described in the Final Punch List has been accepted by Buyer, all future requests for repairs must be made in writing to Seller through Seller's online warranty portal and handled through Seller's customer service department.

16. NOTICE OF MEMBERSHIP IN HOMEOWNERS' ASSOCIATION

The Property presently ☒ is, ☐ is not, subject to restrictive covenants governing the use and occupancy of the Property ("***Covenants***"). Buyer acknowledges that unless the Property will not be subject to Covenants, a dedicatory instrument governing the establishment, maintenance and operation of this residential community has been or will be recorded in the real property records of the county in which the Property is located and the recorded Covenants will be contained in the Commitment or otherwise made available to Buyer. Buyer acknowledges that the Covenants may require Buyer to be a member of a homeowners' association or other community association ("**Homeowners' Association**") governing the community pursuant to such Covenants. The Covenants may obligate Buyer to pay periodic assessments and certain fees to the Homeowners' Association, and may authorize the Homeowners' Association to levy from time to time certain assessments, fees, fines, and/or penalties against either the Property or Buyer, which Buyer will be obligated to pay. Buyer's failure to pay such amounts could result in a lien being placed upon the Property which, if not timely paid, could result in a judgment being entered against the Buyer and foreclosure of the Property.

17. ENTRY ONTO PROPERTY

Buyer acknowledges that entry upon the Property during construction can be dangerous and that hazards may exist that are not observable. Buyer's, or Buyer's invitee's entry on the Property shall be at Buyer's sole risk. **Buyer hereby waives any and all claims against Seller for injury or damage to person or property arising out of or in connection with entry upon the Property by Buyer or any other person accompanying Buyer or entering at Buyer's discretion (each a "Buyer Invitee"). Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, injury, loss, damage or expense suffered by or asserted against Seller in any way arising from or related to entry upon the Property by Buyer or any Buyer's Invitees.** Buyer may not enter the Property without Seller's written permission prior to Closing, and the grant of such permission by Seller does not waive any provisions of this Section. This Section shall survive the Closing.

18. HOMEOWNER'S INSURANCE

Buyer agrees that it will purchase a homeowner's insurance policy with coverage that will be in effect on the Closing date. Buyer acknowledges that the monthly homeowner's insurance premium will affect any estimated monthly payment that Seller has provided to Buyer. Buyer shall notify Seller within ten (10) days of the Effective Date of this Agreement should Buyer elect to purchase, at Buyer's expense, an insurance policy from an insurance company other than LGI Insurance.

19. CASUALTY LOSS

If all or any portion of the Property is damaged or destroyed by fire or other casualty after the Effective Date of this Agreement, but prior to Closing, Seller shall restore the Property to its previous condition as soon as reasonably possible. If, due to factors beyond Seller's control, Seller is unable to fully restore the Property prior to the scheduled Closing date, Buyer may elect to: (A) terminate this Agreement and the Deposit will be refunded to Buyer, or (B) extend the Closing date for so long as reasonably necessary to restore the Property; provided that if Seller reasonably anticipates it will take more than thirty (30) days to fully restore the Property, Seller may elect to terminate this Agreement and, in such event, the Deposit shall be returned to Buyer and the parties shall have no further rights or obligations under this Agreement.

20. LIMITED WARRANTIES

A. WARRANTY

Seller or its contractor, but not both, provide an express limited warranty for certain improvements, including workmanship for 1-year (such as cabinets, mirrors, flooring, walls, countertops, paint finishes, trim) and systems for 1-year (such as HVAC, plumbing, electrical, mechanical) starting from the date of Closing of the sale of the Property ("***Limited Warranty***"). The applicable standards for the Limited Warranty will be those promulgated by 2-10 Home Buyer's Warranty, which will be provided to you in writing at Closing and can be located at www.2-10.com/LGI. Buyer agrees that in the event of a discrepancy between the Limited Warranty standards provided at Closing and those located on the referenced website, those provided at Closing will govern. Seller or its contractor, but not both, as designated in the applicable warranty documents, will also provide an express limited warranty for structural improvements (such as foundation and framing), for the length of the Statute of Repose of the state in which the Property is located pursuant to an express written third-party warranty document (the "***Structural Warranty***"). Buyer acknowledges receipt of the Structural Warranty and is aware that a specimen copy of the Structural Warranty will be provided upon request and is available to Buyer at www.2-10.com/LGI. The actual Structural Warranty issued after Closing controls over any warranty specimen provided by Seller or obtained by Buyer. Appliances may be covered by separate manufacturer warranties that will be assigned to Buyer without recourse; Buyer shall look only to the manufacturer for claims relating to manufactured products. There is no warranty provided for landscaping, trees, ground cover, grass, or other plant material.

B. DISCLAIMER AND WAIVER OF WARRANTIES

BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THE AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, AND/OR GUARANTEES OF ANY KIND OR CHARACTER WHATSOEVER. BUYER AGREES THAT THE LIMITED WARRANTY AND STRUCTURAL WARRANTY ARE THE ONLY WARRANTIES RELATED TO THIS AGREEMENT OR THE PROPERTY. TO THE FULLEST EXTENT ALLOWED UNDER LAW AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE WARRANTIES, BUYER WAIVES AND SELLER DISCLAIMS, ANY AND ALL GUARANTEES, REPRESENTATIONS, PROMISES, COVENANTS AND WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST PRESENT OR FUTURE, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SUITABILITY, MODIFICATION, REPAIR, WORKMANSHIP, HABITABILITY AND FITNESS FOR A PARTICULAR PURPOSE. BUYER ACKNOWLEDGES THAT THIS WAIVER AND DISCLAIMER IS CONSPICUOUSLY PRESENTED AND THAT BUYER AND SELLER HAVE SPECIFICALLY BARGAINED FOR THE PURCHASE PRICE FOR THE PROPERTY IN EXCHANGE FOR THE MANNER, PERFORMANCE, AND QUALITY OF THE CONSTRUCTION OF THE HOME AND IMPROVEMENTS, AND THE DURATION AND SCOPE OF THE LIMITED WARRANTY AND STRUCTURAL WARRANTY PROVIDED. SAVE AND EXCEPT FOR THE WARRANTIES PROVIDED HEREIN, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE PROPERTY AND THE IMPROVEMENTS ARE SOLD "AS IS, WHERE IS". NO EXPRESS WARRANTY IS MADE BY: (A) ANY AFFIRMATION OF FACT OR PROMISE THAT THE PROPERTY OR ANY RIGHT OR USE RELATED THERETO WILL CONFORM TO THE AFFIRMATION OF FACT OR PROMISE MADE; (B) THE

DISPLAY OF ANY MODEL OR THE DEPICTION OF ANY PHYSICAL CHARACTERISTICS OF THE LOT IMPROVEMENTS OR THE COMMUNITY, INCLUDING THE PLAN OR ANY OTHER PLANS OR SPECIFICATIONS; (C) ANY DESCRIPTION OF THE REAL ESTATE COMPRISING OR CONTEMPLATED TO COMPRISE THE COMMUNITY OR OF THE UNITS OR AMENITIES CONTEMPLATED TO BE A PART OF THE COMMUNITY, INCLUDING PLOTS, PLATS, OR SURVEYS; OR (D) ANY REPRESENTATION MADE BY ANY AGENT OF SELLER THAT BUYER MAY PUT ANY OF THE PROPERTY TO A SPECIFIC USE OTHER THAN RESIDENTIAL. ANY AND ALL DISPUTES REGARDING WARRANTY SHALL BE SUBJECT TO BINDING ARBITRATION AS SET FORTH IN THIS AGREEMENT.

C. BUYER ACKNOWLEDGES THAT THIS ENTIRE SECTION OF THE AGREEMENT CONCERNING SELLER'S WARRANTY, INCLUDING SUBPARTS A AND B OF SECTION 20 HEREIN, CONSTITUTES AN INTEGRAL PART OF THE BASIS OF THE BARGAIN BETWEEN BUYER AND SELLER SET FORTH IN THE AGREEMENT AND A MATERIAL CONSIDERATION FOR SELLER ACCEPTING THE AGREEMENT. SELLER WOULD NOT HAVE ACCEPTED THE AGREEMENT AND AGREED TO SELL THE PROPERTY TO BUYER AT THE PURCHASE PRICE WITHOUT THE LIMITATIONS AND PROVISIONS PROVIDED IN THIS SECTION. THE PROVISIONS ARE NOT SEVERABLE FROM THE REST OF THE CONTRACT.

D. Neither this Agreement nor the Limited Warranty or Structural Warranty (together the "**Warranties**") replace homeowner's insurance. There is no warranty obligation for any loss paid, covered claim, repair or the like if same is available through any homeowners' insurance. Any and all repairs performed by any party, including Buyer, without full compliance with this Agreement and the Warranties waives any Seller obligation and any claim or cause of action against Seller related to same.

E. If Seller or the Structural Warranty administrator requires access to the Property as a result of a warranty claim, Buyer shall allow Seller and Structural Warranty administrator's designees full access to the property during Seller's normal business hours for testing, inspection and repairs. Refusal to provide such access or delay of more than five business days from verbal or written request of the Seller will waive and void any Seller warranty obligation.

F. For items in need of repair pursuant to the Warranties or due to a construction defect, Seller shall have the sole right to determine the means, method, and manner of repairs to be implemented. Repairs shall be made so that the condition is returned to its condition as it existed at the time immediately preceding the construction defect, any repair will be finished or touched up to match the surrounding area as closely as practical but not necessarily to a like-new condition, and imperfections and variations will exist and should be expected. A repair or action bringing a variance within the standard under the Warranties shall not cause the period of the applicable warranty to be extended.

G. Any variations in any element of the Property's construction from the plans and specifications approved by the engineer of record, the local building official, governing authority, city inspector, or third-party inspector is deemed not outside applicable performance standards and is specifically excluded from the Warranties. **BUYER WAIVES ALL CLAIMS OF ANY KIND, WHETHER ARISING FROM THE APPLICABLE BUILDING CODE, STRICT LIABILITY, NEGLIGENCE, BREACH OF CONTRACT, OR BREACH OF WARRANTY TO THE EXTENT THAT THE CLAIM ARISES FROM A VIOLATION OF STANDARDS YET DOES NOT RESULT IN PHYSICAL DAMAGE TO THE PROPERTY. TO THE EXTENT ANY FAILURE TO MEET AN APPLICABLE CODE OR STANDARD BY ITSELF FOR ANY ELEMENT OF THE IMPROVEMENTS GIVES RISE TO A STRICT LIABILITY, NEGLIGENCE PER SE, BREACH OF CONTRACT OR BREACH OF WARRANTY CLAIM AGAINST SELLER, BUYER HEREBY WAIVES ALL SUCH CLAIMS.** Seller shall not be required to utilize any repair method that would result in economic waste or be required to repair items or areas that are not damaged.

21. DISPUTE RESOLUTION – NON-BINDING MEDIATION AND BINDING ARBITRATION

Any and all claims, disputes and controversies by or between Buyer and Seller, whether in contract, equity or tort, arising out of, or in any way related to the purchase of the Property, the construction related to the Property, or otherwise related to Buyer's dealings or relationships with Seller (a "*Dispute*") shall be resolved solely by the dispute resolution process identified in this Section. Buyer acknowledges and agrees that this dispute resolution process means Buyer is waiving the right to trial by judge and/or jury.

Any proceeding involving a Dispute will be brought, conducted, and decided only in the county and state where the Property is located.

A. Seller's Right to Repair

For any Dispute related to the workmanship, quality, performance, appearance, or functionality of the Property or its elements (a "Defect Claim"), Buyer shall provide Seller with written notice and an opportunity to repair before commencing any other proceeding. As to each defect, the notice shall identify (1) the defect, (2) the defect's location, and (3) the

impairment caused or likely to be caused by the defect. After receiving written notice, the Seller may request access to inspect the Property. The Buyer shall promptly provide reasonable access for Seller to inspect the Property. If Seller performs destructive testing, Seller will restore the Property to its pre-inspection status; such restoration may occur in conjunction with repairs by Seller. Provided Buyer promptly provides Seller with reasonable access for the inspection, Seller shall have 60 days after receiving notice of the defect(s) to inform Buyer that Seller wishes to repair any or all of the claimed defects. Buyer shall provide Seller with reasonable access to the Property to perform repairs. After Seller has performed repairs (or after Seller waives its right to perform repairs), Buyer may pursue mediation and arbitration of a Defect Claim under the terms of this section 21 of the Agreement. If Buyer later discovers additional Defect Claims, Buyer must provide Seller with notice an opportunity to repair the additional claims before pursuing such claims in any other proceeding.

B. Mediation. Prior to conducting any arbitration, either party may, in its sole discretion, require that a Dispute be submitted to non-binding mediation. If either party elects to submit a Dispute to non-binding mediation after a demand for arbitration has been filed, the parties mutually agree to stay or abate the arbitration and any other proceedings until the mediation concludes. The parties agree to use the American Arbitration Association ("AAA") to conduct the mediation. The cost of mediation shall be shared equally by Buyer and Seller; however, should either party engage an attorney, consultant or expert, the fees and expenses of such attorney, consultant or expert shall be paid solely by the incurring party.

C. Arbitration. Binding arbitration shall be conducted by the AAA, Judicial Arbitration & Mediation Services ("JAMS") or DeMars & Associates, Ltd. ("DeMars") pursuant to applicable rules except as modified herein. The choice of arbitration service shall be made by Seller after its receipt of written notice of a Dispute. All administrative fees of the arbitration service and arbitrator's fees shall be shared equally by Buyer and Seller. All attorney's fees and expenses, and consultant and expert fees and expenses shall be paid by the incurring party. The arbitrator must follow the applicable State's substantive law, except to the extent explicitly modified herein. Notwithstanding the preceding sentence, and except as otherwise specifically provided herein with regards to actions to compel mediation or arbitration, the arbitrator shall have no authority to, and shall not, award fees or costs of one party to the other, including administrative fees of the arbitration service, arbitrator's fees, attorney's fees and expenses, and consultant and expert fees and expenses. Both Buyer and Seller waive any right to recover any such fees or expenses from the other in any legal proceeding even if otherwise allowed by statute, CC&Rs, or otherwise. If an arbitration service provider charges an upfront application fee or other initial cost as a prerequisite to accepting a Dispute to arbitration, then the parties mutually agree to equally share such upfront fees. Time is strictly of the essence for each party to pay the arbitration service provider for their proportional share of upfront fees.

Notwithstanding any other provision herein, if either Buyer or Seller brings any successful court action to compel mediation or arbitration under this Agreement, then the party compelling mediation or arbitration shall be entitled to recover from the other party its reasonable attorney's fees and costs incurred in that court action. Mediation and arbitration shall be conducted privately, with final adjudication held strictly confidential by the parties, and as such, a court action shall only be filed out of necessity to compel mediation or arbitration of a party refusing to participate in mediation or arbitration.

The parties agree that this Agreement and this arbitration provision involve and concern interstate commerce and are governed by the provisions of the Federal Arbitration Act (9 U.S.C. § 1, et seq.) now in effect and as the same may from time to time be amended, to the exclusion of any different or inconsistent state or local law, ordinance or judicial rule. Any and all issues relating to the arbitrability of the Dispute shall be decided by the arbitrator.

Buyer waives the right to institute or participate in a class action arbitration or litigation for any Dispute or other matter covered by this Agreement. Buyer shall not consolidate or join any Dispute covered by this Agreement with any dispute or claim of any other current or former owner of property in the subdivision in arbitration, litigation, or other proceeding. The arbitration shall solely include and involve Buyer and Seller to this Agreement and any subcontractors, suppliers, and vendors chosen by Seller for inclusion. Buyer and Seller hereby agree and acknowledge that this arbitration provision is intended to benefit and be binding on any occupant or subsequent purchaser of the Property.

Any Dispute and all dispute resolution procedures, mediations, arbitrations and court filings referenced herein shall be held in the strictest of confidence and shall be considered private in all respects. Notwithstanding anything to the contrary in any third party warranty document, the terms and conditions of the dispute resolution procedures herein shall supersede and control if Seller is a party to the matter. The arbitrator is required to apply the applicable state's law and shall have no authority to award any damages to a party unless such damages are specifically provided for by state or Federal law.

Neither any warranty nor the dispute resolution procedures herein waive or supplant any right-to-cure or repair statute or any other statutory pre-suit procedures, all of which are conditions precedent to any mediation and/or arbitration.

IN THE EVENT THAT FOR ANY REASON A CLAIM IS DETERMINED NOT TO BE SUBJECT TO BINDING ARBITRATION UNDER THIS SECTION 21, THEN BUYER AND SELLER KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM RELATED TO THIS AGREEMENT OR THE PROPERTY, INCLUDING SUCH ACTIONS, PROCEEDINGS, OR COUNTERCLAIMS IN WHICH BUYER AND SELLER AS WELL AS OTHERS ARE PARTIES.

Buyer and Seller agree that notwithstanding anything to the contrary, the rights and obligations set forth in this dispute resolution provision shall survive (1) the termination of this Agreement by either party; (2) the default of this Agreement by either party; or (3) any Closing and delivery of deed. The waiver or invalidity of any portion of this dispute resolution provision shall not affect the validity or enforceability of the remaining portions of this dispute resolution provision and/or the Agreement. Buyer and Seller further agree (1) that any dispute involving Seller's directors, officers, partners, employees, affiliates and agents shall be resolved as set forth herein and not in a court of law or equity; and (2) that Seller shall have the option to include its subcontractors, suppliers, and vendors as parties in the alternative dispute resolution procedures set forth in this Agreement. Buyer's acceptance of these dispute resolution procedures is a material part of Seller's decision to sell the Property to Buyer for the Purchase Price.

22. SELLER'S OPTION TO TERMINATE

Notwithstanding the foregoing, if, for any reason, a Dispute should arise between Buyer and Seller prior to Closing, and if such Dispute cannot be resolved to their mutual satisfaction, Seller as its sole options may either (i) submit the Dispute to binding arbitration or mediation in accordance with this Agreement, or (ii) terminate this Agreement by written notice to Buyer prior to Closing. If Seller opts to terminate this Agreement pursuant to this Section 22, the parties shall have no further rights or obligations under the

Agreement (except for those that specifically survive termination). Prior to the Closing, Buyer's rights under the Agreement are executory only and may be terminated by Seller in accordance with this Section.

23. RESALE OF HOME

In the event Buyer sells the Property prior to expiration of the applicable warranty period for the Limited Warranty or the Structural Warranty, Buyer's purchaser will only be covered by the Structural Warranty, subject to the terms and conditions of that warranty, if all requirements for transfer are properly completed. Seller shall only be responsible for warranty claims submitted in writing to Seller by Buyer during the applicable warranty period.

24. DEFAULT AND REMEDIES

Pre-Closing. If Buyer fails to perform any of its obligations under this Agreement, for any reason, or if Buyer advises Seller in writing or orally prior to Closing that Buyer does not intend to or will not fully perform any provision of this Agreement, Seller may terminate this Agreement and, as its sole and exclusive remedy (except with respect to Buyer's indemnity obligations set forth herein), retain the Deposit as liquidated damages, such liquidated damages not being a penalty in any way but rather an estimate of the damages occasioned by Buyer's breach.

IF SELLER FAILS TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, BUYER MAY, AS ITS SOLE AND EXCLUSIVE REMEDY, WAIVING ANY AND ALL OTHER RIGHTS, REMEDIES AND CAUSES OF ACTION, TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO SELLER, AND RECEIVE A REFUND OF THE DEPOSIT, WHEREUPON SELLER SHALL BE DEEMED FULLY RELEASED FROM ALL OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

BUYER AND SELLER EACH WAIVES ANY RIGHT TO CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES, OR ANY DAMAGES OTHER THAN THOSE SET FORTH IN THIS SECTION 24.

BUYER WAIVES ANY AND ALL RIGHTS TO SPECIFIC PERFORMANCE OF THIS AGREEMENT UNDER NO CIRCUMSTANCES SHALL BUYER FILE ANY MOTION, LAWSUIT, CLAIM OR INSTRUMENT IN A COURT OF LAW, ARBITRATION OR IN THE DEED RECORDS SO AS TO PREVENT OR THAT IS INTENDED TO PREVENT SELLER FROM TRANSFERRING TITLE TO THE PROPERTY, CREATING AN ENCUMBRANCE OR CLOUD ON TITLE OR OTHERWISE DESIGNED TO CREATE OR CLAIM AN INTEREST IN THE PROPERTY (FOR EXAMPLE A LIS PENDENS, LIEN OR NOTICE OF CLAIM INVOLVING REAL ESTATE).

25. REPRESENTATIONS

Buyer and Seller agree that, except as expressly provided in this Agreement, Seller makes no representations regarding the provision or completion of roads, sewer, water, electric, telephone, or recreational amenities and no such representations have been relied upon by Buyer. Seller's obligation to complete construction of any improvements Buyer is purchasing is subject to delays caused by acts of God, material shortages, strikes or other grounds legally supportable to establish impossibility of performance.

Except as expressly provided herein, no representation has been made or is made and no responsibility has been assumed by Seller as to the condition of the Property or the value thereof, or as to any other fact or condition that has affected or might affect the Property or the condition, value, expense of development or income potential thereof. Buyer has made such examination of the Property and its condition, zoning, use restrictions, permitting and governmental approvals, utility supply, building permit requirements and fees and all other matters as Buyer deems necessary. All contracts, agreements and understandings between Buyer and Seller must be expressed in writing in this Agreement or a written amendment thereto. Buyer specifically waives and disclaims reliance on any representations not contained herein, whether oral or written.

26. GENERAL TERMS AND CONDITIONS

A. OTHER PARTIES BOUND. Buyer and Seller each bind themselves and their respective heirs, executors, administrators, partners, successors, assigns, and legal representatives in all matters related to this Agreement.

B. NO ASSIGNMENT BY BUYER. Buyer does not have the right to assign this Agreement without Seller's written consent which Seller may withhold in its sole discretion. Seller may freely assign this Agreement without the consent of Buyer.

C. NO RECORDING. Buyer shall not be permitted to record this Agreement for any reason.

D. TIME OF THE ESSENCE. Time is of the essence in this Agreement.

E. BACK-UP OFFERS. Unless expressly prohibited in writing by the parties, Seller may continue to show and/or list the Property for sale and to receive, negotiate and accept back-up offers.

F. PERMISSION FOR INTERNET/SOCIAL MEDIA PUBLICATION. Buyer grants Seller permission to take pictures and video of the Property and the improvements for the purpose of promoting Seller's work on its website, the internet, social media, contests,

or literature. Buyer hereby waives any claim for compensation of any kind related to this permission and publication, and Buyer further waives any related claims, including, but not limited to, a violation of Buyer's privacy or any other personal or property rights.

G. LAND USE AND ENVIRONMENTAL DISCLAIMERS. The Seller has informed the Buyer and Buyer acknowledges the following:

1. Adjacent Land Usage. The Seller is neither responsible for nor has control of the use of the land adjacent to or in the vicinity of the Property and makes no representations or warranties with respect to the use or future use of the land adjacent to or in the vicinity of the Property. Buyer hereby waives any claims or causes of action relating to land adjacent to or in the vicinity of the Property. The Seller also has no control over and is not responsible for any easements on, adjacent to, or in the vicinity of the Property. Buyer understands that individuals, corporations, and/or utilities may have specific rights granted by those easements, if any, including but not limited to, access to and use of the land described by the easements, even though the use of any easement may not be evident at the present time.

2. Environmental Risk. The Seller makes no warranties, express or implied, about the existing or future health hazards or environmental conditions on the Property, in the improvements, or from adjacent sources, including, but not limited to, exposure to radon gas, electric and magnetic fields, shifting or instability of the soil and contamination of the improvements or the surrounding air, water or soil from any sources or in any manner. Buyer is advised that the continued presence of moisture on components of the improvements can cause the propagation of mold that may cause allergenic reactions and other health problems in some individuals. Upon assuming possession of the improvements, Buyer is responsible for implementing an inspection and maintenance program for the identification and elimination of moisture in the improvements that could give rise to the growth of mold or other conditions detrimental to functioning of the improvements or the health of its occupants. Any leak or the presence of moisture that is covered by the Limited Warranty will be corrected pursuant to the applicable warranty documents, but the Buyer's failure to implement an effective maintenance program or the failure to promptly notify the Seller of warranty claims will negate the Seller's responsibility (if any) for any property damage, personal injury, or other loss, damage or liability resulting directly or indirectly from the presence of mold or other harmful organisms.

H. LIMITATIONS ON CLAIMS.

1. Limitation of Claims. Under no circumstances shall either Buyer or Seller be liable for any special, indirect, punitive, or consequential damages, including claims of mental anguish, except as otherwise specifically set forth in this Agreement. Notwithstanding any applicable time periods for statutes of limitation and statutes of repose under state law, any action or claim, regardless of form, that arises from or relates to this Agreement, the quality of materials or workmanship of construction and improvements on the Property is barred unless either Buyer or Seller properly files an action under the dispute resolution procedures herein not later than two (2) years and one (1) day from the date the cause of action accrues.

2. Waiver of Subrogation. Buyer agrees that after occupancy or Closing, whichever comes first, Buyer shall secure and maintain insurance covering risk of loss and damage to the improvements. The parties further mutually agree that with respect to any loss or damage that may occur to the Property, improvements, personal property, persons, third-parties, or any other loss by reason of fire, the elements, or any other cause that could be or is insured against under the terms of standard fire and extended coverage insurance policies, or any other insurance, regardless of the cause or origin, including negligence of the parties, their agents, officers, or employees, Buyer or subsequent owners suffering such loss, hereby release Seller and any person or entity in privity with Seller from any and all claims with respect to such loss. Buyer agrees that Buyer's insurance companies shall have no right of subrogation against Seller and any person or entity in privity with Seller and their insurance carriers on account of any such loss, as all rights of subrogation are hereby waived and disclaimed. Nothing contained in this paragraph shall be deemed to modify or otherwise affect releases of either party from liability for claims elsewhere herein contained.

I. ONGOING DEVELOPMENT. Seller has informed the Buyer and Buyer acknowledges and agrees to the following:

1. Seller hereby reserves the right to develop the subdivision or project in which the Property is located ("***Subdivision***"), including the right to build homes which may differ substantially from the models, if any, the Property, or other homes in the Subdivision. Seller has the right to at any time, and from time to time, without notice to elect for whatever reasons Seller deems appropriate in its sole and absolute discretion:

   a. Change the style, design, size, price or any other feature or attribute of any future homes that Seller has built or may build in the future in the current or any future phase of the Subdivision;
   b. Change the timing of its construction of any other homes or to decide not to build any or all other homes contemplated by Seller's project development plan, as such plan may be modified from time to time; and
   c. Use any method or marketing to sell, lease or otherwise dispose of any or all of its remaining or future inventory of homes, including the use of incentives, concessions, price reductions, lot sale programs, bulk sales or other promotions and techniques.

2. Buyer acknowledges and recognizes that in as much as Buyer is purchasing the Property during a period of construction, the improvements for the Property may be completed prior to the completion of other homes, streets and other infrastructure in the Subdivision. There may be certain inconveniences and/or damage to property or person(s) until construction in the entire Subdivision is completed. **Buyer for himself/herself and his/her invitees, successors and**

assigns hereby releases Seller and its officers, employees, affiliates and agents from any and all liabilities and claims with respect thereto.

J. FUTURE VALUE OF PROPERTY. Seller disclaims any representation or warranty, express or implied, regarding the future improvements or future value of the Property, and Buyer releases Seller from any claims, demands, or causes of action arising therefrom. Buyer understands that the future value of the Property is uncertain and dependent on many factors. Buyer acknowledges that property may increase or decrease in value and Buyer is not purchasing the Property because of Buyer's expectation that the Property will increase in value. Buyer understands that, especially when purchasing a home with little or no money down, it may be difficult to build equity in the home for a substantial amount of time. Buyer understands that property values may fluctuate up or down, which may affect Buyer's ability to resell the Property in the future.

K. COMPLETE AGREEMENT. This Agreement is a fully integrated agreement and constitutes the entire agreement between Buyer and Seller with respect to Buyer's purchase of the Property from Seller. **This Agreement supersedes all prior written or verbal negotiations, discussions and writings between the parties and there are no other agreements, verbal or written, that modify or affect this Agreement.** The applicable provisions of this Agreement shall survive Closing as contemplated for the intent and purposes herein. This Agreement may be signed in multiple counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. No additions to or modifications of this Agreement will be effective unless they are set forth in writing on Seller's standard amendment form and signed by both Buyer and Seller.

L. FORECLOSURE. Notwithstanding any other term or condition herein, any warranty obligation of Seller does not apply to Property and/or improvements that have been subject to a foreclosure under law or a deed in lieu of foreclosure, such Property and improvements are taken "AS IS, with all faults" by any and all subsequent owners, whether one or more.

27. STATE LAW APPLIES / DISCLOSURES

This Agreement is governed by the laws of the State of North Carolina. Unless otherwise specifically stated in this Agreement, if any term, covenant, or provision of this Agreement shall be illegal or unenforceable for any reason, the same shall not invalidate any other term, covenant, or provision, and all of the remaining terms, covenants, and provisions shall remain in full force and effect. This Agreement is intended to give all required disclosures mandated by state law including the following:

A. PLANNED COMMUNITY. The following disclosure is provided to the extent the Property is or will be located within a Planned Community as defined in N.G.G.S. Chapter 47-F (the North Carolina Planned Community Act):

The Property is located within a planned community and is subject to the declaration for such community. The owner of the Property will be required to be a member of the owner's association for the community and will be subject to the bylaws and rules and regulations of the association. The declaration, bylaws, and rules and regulations will impose financial obligations upon the owner of the Property, including an obligation to pay assessments of the association. If the owner does not pay these assessments, the association could place a lien on the property and possibly sell it to pay the debt. The declaration, bylaws, and rules and regulations of the community may prohibit the owner from making changes to the Property without an architectural review by the association (or a committee of the association) and the approval of the association. Buyers of property within the planned community should investigate the financial obligations of members of the association. Buyers should carefully read the declaration for the community and the bylaws and rules and regulations of the association.

B. SPECIAL DISTRICT DISCLOSURE. Special districts may be subject to general obligation indebtedness that is paid by revenues produced from annual or periodic assessments on the property within such districts. The amount of the assessment is subject to change. Buyers should investigate the special districts in which the property is located by contacting the county or municipality levying the assessment.

C. MINERAL, OIL & GAS DISCLOSURE. Seller hereby discloses to Buyer that mineral, oil and/or gas rights can be severed from the title to real property by conveyance (deed) of the mineral, oil and/or gas rights from the owner or by reservation of the mineral, oil and gas rights by the owner. If mineral, oil and/or gas rights are or will be severed from the property, the owner of those rights may have the perpetual right to drill, mine, explore, and remove any of the subsurface mineral, oil and/or gas resources on or from the property either directly from the surface of the property or from a nearby location. With regard to the severance of mineral, oil and/or gas rights, Seller makes the following disclosures:

JT ____ Buyer Initials	1. Mineral rights were severed from the Property by a previous owner.	Yes ☐	No ☐	No Representation ☒
JT ____ Buyer Initials	2. Seller has severed the mineral rights from the Property.	Yes ☐	No ☒	
JT ____ Buyer Initials	3. Seller intends to sever the mineral rights from the Property prior to transfer of title to Buyer.	Yes ☐	No ☒	

JT Buyer Initials	4. Oil and/or gas rights were severed from the Property by a previous owner.	Yes ☐	No ☐	No Representation ☒
JT Buyer Initials	5. Seller has severed the oil and/or gas rights from the Property.	Yes ☐	No ☒	
JT Buyer Initials	6. Seller intends to sever the oil and/or gas rights from the Property prior to transfer of title to Buyer.	Yes ☐	No ☒	

D. RADON. Radon is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Additional information regarding radon and radon testing may be obtained from your county health department.

E. Any determination of the enforceability of Section 21 of this Agreement shall be decided by the arbitrator and not by the courts.

F. Section 20(C) is hereby deleted and replaced in its entirety with the following new Section 20(C):
REPAIR OR REPLACEMENT IS BUYER'S EXCLUSIVE REMEDY FOR DEFECT CLAIMS. Buyer and Seller agree that, unless Seller expressly waives the right to repair an alleged defect as a part of the dispute resolution process, i) Buyer's exclusive remedy for claims relating to alleged defects in the design, engineering, construction, workmanship, materials, or any other defects in the Property ("Defect Claims") shall be the right to have the alleged defects repaired by Seller, and ii) Buyer waives the right to seek monetary damages for Defect Claims under any theory of recovery.

The arbitrator's ruling regarding the existence of any defect shall include factual findings as to the cause of the defect, shall reference expert reports and testimony that provide the basis for the arbitrator's ruling, and shall be made with sufficient detail to enable Seller to complete the repairs required by the ruling. After receiving the arbitrator's ruling, Seller shall promptly commence and diligently complete any required repairs. Buyer shall cooperate with Seller and shall make the Property available for such repairs.

The arbitrator shall retain authority to determine whether such repairs corrected a particular defect. If, within 30 days of Seller completing a required repair, Buyer believes in good faith that Seller's repairs failed to correct a particular defect, Buyer shall promptly provide Seller with written notice identifying the disputed repairs and describing the reasons for Buyer's belief that the repairs were not completed as required by the arbitrator. If Seller disputes Buyer's notice or otherwise fails to commence to remedy the disputed items within 30 days of receiving Buyer's notice and thereafter proceed in good faith to complete the work, then Buyer may submit a supplemental complaint to the arbitrator regarding the disputed repair(s) that Buyer believes Seller has not performed as required.

BUYER ACKNOWLEDGES THAT THIS SECTION OF THE AGREEMENT CONSTITUTES AN INTEGRAL PART OF THE BASIS OF THE BARGAIN BETWEEN BUYER AND SELLER AND MATERIAL CONSIDERATION FOR SELLER ACCEPTING THE AGREEMENT. SELLER WOULD NOT HAVE ACCEPTED THE AGREEMENT AND AGREED TO SELL THE PROPERTY TO BUYER AT THE PURCHASE PRICE WITHOUT THE LIMITATIONS AND PROVISIONS PROVIDED IN THIS SECTION. THIS SECTION IS NOT SEVERABLE FROM THE REST OF THE AGREEMENT.

G. SOILS

1. Buyer understands and acknowledges that soils generally contain clay and other substances which, when the soil moisture content changes, may cause earth movement around or under the concrete flatwork and/or foundation of the home and that any components of the home that use concrete slab-on-grade construction for exterior patios, walkways, driveways, and garage floors are subject to heaving and cracking due to such expansion or contraction of the soils on which the slabs are placed and the possibility of such damage to the concrete slab on grade in these areas cannot be entirely eliminated.

2. Buyer represents and acknowledges that neither Seller nor anyone acting for or on Seller's behalf has made any representation, warranty, statement or promise to Buyer concerning the soils conditions on the Property on which the home is constructed. Buyer accepts the foundation design and floor type to be used in the construction of the home are recommended by the Engineer without any express or implied warranties other than as are expressly set forth in the Limited Warranty or Third Party Warranty that is provided for in this Agreement or as may be provided by applicable state statutes if any, and waives any and all other claims against Seller which result from or are related to expansive and low-density soils.

The provisions of this Section 27(F) shall survive the Closing under this Agreement.

H. CONTRACTUAL REQUIREMENTS. As a condition precedent to the applicability of any warranty obligation of Seller, including the Limited Warranty or Third Party Warranty, the Buyer must follow each term and condition in this Agreement, all other legal requirements, and any and all other requirements in any instrument related to the Property.

I. **Bond Loan Program.** If Buyer elects to use LoanDepot as their lender for the selected bond loan program, LoanDepot shall be included in the definition of Preferred Lender in the Agreement and Buyer shall receive the benefits of using the Preferred Lender as set out in the Agreement. Seller will also pay any fees that Buyer would otherwise be required to pay in order to use the selected bond loan program.

J. **Business Affiliation.** LGI Homes – NC, LLC is a subsidiary of LGI Homes, Inc., which has a 50% ownership interest in LGI Mortgage Solutions, LLC. See the Affiliated Business Arrangement Disclosure for additional information.

28. ADDENDA

The following addenda are attached hereto and incorporated by reference:

☒ Streets Disclosure Addendum
☒ Exhibit: Marketplace Homes – Exhibit A – Property Schedule
☒ Other: Marketplace Homes Stagecoach Station Specifications and Modifications 4/11/2025

29. BUYER REPRESENTS THAT BUYER HAS READ AND UNDERSTANDS THIS AGREEMENT, INCLUDING THE AGREEMENT FOR ALTERNATIVE DISPUTE RESOLUTION. BUYER AGREES THAT NO VERBAL STATEMENT, PROMISE, OR CONDITION NOT SPECIFICALLY LISTED IN THIS AGREEMENT IS BEING RELIED UPON BY BUYER. BUYER ACKNOWLEDGES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY SELLER, ITS EMPLOYEES, OWNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, OR AGENTS EXCEPT THOSE CONTAINED HEREIN. THIS AGREEMENT CANNOT BE MODIFIED OR AMENDED EXCEPT BY WRITTEN AGREEMENT SIGNED BY THE PARTIES. BUYER ACKNOWLEDGES THAT SELLER IS RELYING ON THESE REPRESENTATIONS AND WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THIS UNDERSTANDING.

(Signature page to follow)

SIGNATURES OF PARTIES:

ACCEPTED: Buyer's Signature Jeff Talbert on behalf of Arrived Holdings Inc and/or assigns

Printed Name Jeff Talbert

Title Director, Investment I

Company Name Arrived Inc

Company Address 1700 Westlake Ave N,

Company Phone # N/A

SELLER: **LGI HOMES - NC, LLC**

By: Trevor Miles

Printed Name: Trevor Miles

Title: Authorized Agent

Signed and Effective Date: 04 / 14 / 2025

STAGECOACH STATION

SUBDIVISION STREETS DISCLOSURE STATEMENT

Pursuant to North Carolina General Statutes 136-102.6, LGI HOMES - NC, LLC corporation (the "Seller"), does hereby disclose to the undersigned prospective purchaser (the "Prospective Purchaser") of lot(s) **Referred to on "Exhibit A – Property Schedule"** (the "Lot(s)"), located within **STAGECOACH STATION** (the "Subdivision"), that the street(s) within the Subdivision upon which the Lot fronts (the "Street") has the status indicated below:

☒ (a) Publicly Maintained Street: Seller hereby certifies that the right-of-way and design of the Street have been approved by the City of Gastonia and all other applicable governmental authorities, and that the Street has been or will be constructed by the developer in accordance with the standards for subdivision streets adopted by the City of Gastonia for acceptance on the City of Gastonia public street system; and

☒ (i) The Street has been accepted for maintenance by the City of Gastonia; or

☐ (ii) The Street will not be immediately accepted for maintenance by the City of Gastonia and the Property Owner's Association, made up of members who are owners of lots within the Subdivision, will be responsible for the maintenance of the Street until such time as the City of Gastonia elects to accept the Street for public maintenance.

OR

☐ (b) Privately Maintained Street (Lot Owners): The Street is intended for the exclusive use and enjoyment of the lot owners within the Subdivision which own lots fronting the Street (the "Lot Owners"). The Street has been designated as a private street, and presently there is no intention to ever make it a part of the City of Gastonia street system for maintenance. Consequently, no governmental entity will be responsible for maintenance of the Street. The maintenance and repair of the Street shall be the responsibility of the Lot Owner upon completion of the Street by the developer, as set forth in the Declaration of Covenants, Conditions and Restrictions for the Subdivision.

Seller shall not be responsible for any additional improvements or maintenance to the Street upon its completion.

The undersigned Prospective Purchaser(s) acknowledge that they have read the foregoing Subdivision Streets Disclosure Statement, and that they have received a copy of the Declaration.

PURCHASER:

Jeff Talbert on behalf of Amherst Holdings Inc and/or assigns

Buyer's Signature: ______________________________

Printed Name: Jeff Talbert

Signed and sealed by Seller on 04 / 14 / 2025

By: Trevor Miles

Printed Name: Trevor Miles

Title: Authorized Agent

[Duplicate Originals to be Executed]

Doc ID: dfe88b5d8d322035ff774d6892938eb60e3093a0

STAGECOACH STATION

SUBDIVISION STREETS DISCLOSURE STATEMENT

Pursuant to North Carolina General Statutes 136-102.6, LGI HOMES - NC, LLC corporation (the "Seller"), does hereby disclose to the undersigned prospective purchaser (the "Prospective Purchaser") of lot(s) **Referred to on "Exhibit A – Property Schedule"** (the "Lot(s)"), located within **STAGECOACH STATION** (the "Subdivision"), that the street(s) within the Subdivision upon which the Lot fronts (the "Street") has the status indicated below:

☒ (a) Publicly Maintained Street: Seller hereby certifies that the right-of-way and design of the Street have been approved by the City of Gastonia and all other applicable governmental authorities, and that the Street has been or will be constructed by the developer in accordance with the standards for subdivision streets adopted by the City of Gastonia for acceptance on the City of Gastonia public street system; and

☒ (i) The Street has been accepted for maintenance by the City of Gastonia; or

☐ (ii) The Street will not be immediately accepted for maintenance by the City of Gastonia and the Property Owner's Association, made up of members who are owners of lots within the Subdivision, will be responsible for the maintenance of the Street until such time as the City of Gastonia elects to accept the Street for public maintenance.

OR

☐ (b) Privately Maintained Street (Lot Owners): The Street is intended for the exclusive use and enjoyment of the lot owners within the Subdivision which own lots fronting the Street (the "Lot Owners"). The Street has been designated as a private street, and presently there is no intention to ever make it a part of the City of Gastonia street system for maintenance. Consequently, no governmental entity will be responsible for maintenance of the Street. The maintenance and repair of the Street shall be the responsibility of the Lot Owner upon completion of the Street by the developer, as set forth in the Declaration of Covenants, Conditions and Restrictions for the Subdivision.

Seller shall not be responsible for any additional improvements or maintenance to the Street upon its completion.

The undersigned Prospective Purchaser(s) acknowledge that they have read the foregoing Subdivision Streets Disclosure Statement, and that they have received a copy of the Declaration.

PURCHASER:

Buyer's Signature: Jeff Talbert on behalf of Amind Holdings Inc and/or assigns

Printed Name: Jeff Talbert

Signed and sealed by Seller on 04 / 14 / 2025

By: Trevor Miles

Printed Name: Trevor Miles

Title: Authorized Agent

[Duplicate Originals to be Executed]

COMMUNITY INFORMATION FOR STAGECOACH STATION

1. HOMEOWNERS ASSOCIATION

Name of Association:	Stagecoach Homeowners Association Managed by American Property Association Management
Address and Phone Number:	1233 The Plaza Suite 18602, Charlotte, NC 28218, [redacted]
Annual Association Dues:	$300, billed January 1st
Cap Contribution:	$300

2. SCHOOL DISTRICT

School District:	Gaston County School District
Elementary School:	HH Beam Elementary School (PreK-5th)
Address and Phone Number:	200 Davis Park Rd, Gastonia, NC 28052 [redacted]
Middle School:	Southwest Middle School (6th-8th)
Address and Phone Number:	1 Roadrunner Dr, Gastonia, NC 28052 [redacted]
High School:	Hunter Huss High School (9th-12th)
Address and Phone Number:	1518 Edgefield Ave, Gastonia, NC 28052 [redacted]

3. REAL ESTATE TAXES

Appraisal District:	Gaston County Tax Appraiser
Contact Information:	[redacted]
2024 Taxing Authorities and Rates:	

Gaston County	0.599
City of Gastonia	0.47
Total 2024 Tax Rate:	**1.069**

4. WATER AND SEWER

Provider:	Two Rivers Utilities: Water
Contact Information:	[redacted]
Monthly Water Rates:	Base Charge: $14.39 per 1,000 gallons 0-5000 gallons; $3.20 5,001-12,000; $3.49 12,000+; $4.11
Estimated Monthly Cost:	$47.84, based on 10,000-gallon usage
Monthly Sewer Rates:	Base Charge: $19.14 per 1,000 gallons $4.61 per 1,000 gallons
Estimated Monthly Cost:	$65.24, based on 10,000-gallon usage

5. ELECTRICITY

Provider:	Duke Energy
Contact Information:	[redacted]

6. TELEPHONE/ INTERNET/ TV

Provider:	Spectrum
Contact Information:	[redacted]

7. DISPOSAL

Provider:	City of Gastonia
Contact Information:	[redacted]
Estimated Monthly Cost:	$8.50; new trash bin fee $50

The preceding information has been prepared with reasonable diligence by the Seller based on information available April 4, 2025, and is subject to change.

HANKIN PACK

5955 Carnegie Blvd, Suite 350
Charlotte, NC 28209
(p) [redacted]
(f) [redacted]
(e) [redacted]

NORTH CAROLINA

BUYER ATTORNEY ENGAGEMENT DISCLOSURE

Thank you for selecting our firm to represent you in closing the purchase of your new LGI Home! Upon receipt of the necessary information from your lender (*if applicable*), we will proceed to search the title to the Property and prepare all necessary documents for closing.

I/we hereby acknowledge and agree that certain charges on my Settlement Statement may not reflect the actual Costs and in fact may be more than the actual costs to the settlement agent. The additional amount(s) may vary and are to help cover the administrative aspects of handling the particular item or service. I/we hereby consent to and accept the above referenced up-charges.

REPRESENTATION

- Buyer Representation: We conduct a title search and certify title to ensure you acquire insurable title, unless requested otherwise, review your contract to ensure compliance with all contractual terms, prepare your closing documents, disburse funds, and review loan documents at closing to ensure your understanding of everything you are signing.
- Lender Representation: We ensure full compliance with all lender closing instructions.
- Seller Representation: We limitedly represent the seller to prepare and have executed the customary seller documents, including, but not limited to, warranty deeds, lien waivers, 1099's, and non-foreign affidavits.

**Buyer Disclosure: Hankin & Pack, PLLC, or their attorney, may have an attorney-client relationship with the Seller whereby Hankin & Pack, PLLC may have represented the Seller in connection with the drafting of restrictive covenants or other documents, which may be the property subject to this closing. As the closing Attorney, we have an equal responsibility to both you and the Seller, regardless of our prior and ongoing representation of the Seller, and we cannot prefer the interests of the Seller over your interests. While our attorney may have represented the Seller, we do not reasonably believe our representation of the Seller will interfere with our responsibilities to you as the Buyer, and we believe there is little likelihood that an actual conflict will arise from our representing both you and the Seller to close the purchase of your home. In the event a dispute arises between the Buyer and the Seller, you must notify our office immediately. Additionally, if at any time you feel as though there is a conflict of interest, you must notify our office immediately.*

TITLE SEARCH / TITLE INSURANCE: We will obtain the title insurance commitment and title insurance policy. In preparation for closing, we will perform a title search. The nature of that search will be limited, as the title to your property has been previously insured. Due to the title being previously insured, we can obtain coverage for you and your lender by having the title examined from the effective date of that coverage to the present. The process of performing a limited title search is what is known as "tacking." If we tack to an existing title insurance policy, you will be relying on your policy of title insurance and not our having actually examined the public records

for any matter affecting your title prior to the date of the existing policy of title insurance to which we tacked. Therefore, absent your timely objection, we will have the public records examined only from the date of that coverage to the present. In other words absent your timely objection, we will "tack" to that existing policy of title insurance. This procedure will enable us to keep your costs to a minimum while, at the same time, providing title insurance coverage for you and satisfying your lender's requirements.

Title insurance, while valuable insurance coverage, does not cover any and all damage that may arise from a title defect. Title insurance also does not necessarily provide immediate relief in the form of the payment of a claim, as title insurers have a reasonable time to correct defects in title which the insurer reasonably believes can be corrected. What constitutes a "reasonable time" depends upon the nature of the defect.

INSPECTIONS / FLOOD PLAIN: Please note that we, as closing attorneys, make no representation as to the structural integrity of any improvements on the Property (if any), nor do we provide any opinion as to the environmental condition of the Property. In addition, only a survey would reveal whether or not the Property lies within a flood plain. As we are not surveyors nor engineers, we make no representations as to whether or not the Property lies within a flood plain.

CLERICAL AND ADMINISTRATIVE WORK: Hankin & Pack engages third-parties to perform clerical and administrative work. Any information shared with third party affiliates is bound under attorney confidentiality rules set forth by the National and Local Bar Associations. All third-party work is closely monitored by attorneys to ensure compliance with confidentiality and work product. All information obtained by Hankin & Pack remains confidential and secure.

CLOSING / FUNDS FROM YOU / WIRING PROCESS: All funds for closing must be wired. If you have not received our wiring instructions at least one week prior to closing, please contact our office. Note that it is important that you call us and verify the wiring instructions after you receive them to ensure that you have not been provided with "scam" wiring instructions by some third party, which has become extremely prevalent in our industry.

By signing below, you confirm that you have read, understood, and accept the terms of this Engagement Letter.

Jeff Talbot on behalf of Ascend Holdings Inc and/or assigns

____

Buyer

<u>Arrived Holdings – Stagecoach Station Specifications and Modifications 4/11/2025</u> JT TM

Buyer and Seller agree to replace the language in Section 26. B (starting with "NO ASSIGNMENT BY BUYER..") with the following:

Seller shall not withhold assignment of this Agreement to a related entity of the Buyer.

<u>Floorplan and Specification Information</u>

Floorplans to be built:

- Davidson
  - Emailed from Sam Presnal of Seller to Elliott Dyer of broker representing buyer on 4/11/2025

Specifications to be built:

- Refer to the Stagecoach Station Specification Sheet emailed from Sam Presnal of Seller to Elliott Dyer of broker representing buyer on 4/11/2025

Buyer and Seller agree to add the following language to the Agreement:

The Seller hereby agrees to pay a commission fee of <u>$8,778.00</u> to John Fabirkiewicz (License No. BR66187000) of Marketplace Homes LLC at the time of closing.

Arrived Holdings Inc - Stagecoach Station

JT TM

Exhibit A - Property Schedule

Count	Street Address	City, St, Zip	Legal Description	Floor Plan	Projected Closing Date	Purchase Price	Commission Payable to Marketplace	Earnest Money Deposit
1	3402 Saddlebred Drive	Gastonia, NC 28052	002-00-046	Davidson	6/25/2025	$ 292,593.00	$ 8,778.00	$ 10,000.00
						$ 292,593.00	**$ 8,778.00**	**$ 10,000.00**

Title	20250411 Stagecoach Station Purchase Agreement - Arrived...
File name	20250411_Stagecoa...ived_Holdings.pdf
Document ID	dfe88b5d8d322035ff774d6892938eb60e3093a0
Audit trail date format	MM / DD / YYYY
Status	● Signed

Document History

SENT	**04 / 14 / 2025** 14:21:29 UTC	Sent for signature to Jeff Talbert (jeff@arrived.com) and Trevor Miles [redacted] from [redacted] IP: 209.34.11.2
VIEWED	**04 / 14 / 2025** 14:53:24 UTC	Viewed by Jeff Talbert (jeff@arrived.com) IP: 184.182.124.143
SIGNED	**04 / 14 / 2025** 14:57:52 UTC	Signed by Jeff Talbert (jeff@arrived.com) IP: 184.182.124.143
VIEWED	**04 / 14 / 2025** 14:58:26 UTC	Viewed by Trevor Miles [redacted] IP: 44.216.154.57
SIGNED	**04 / 14 / 2025** 14:58:57 UTC	Signed by Trevor Miles [redacted] IP: 209.34.11.2
COMPLETED	**04 / 14 / 2025** 14:58:57 UTC	The document has been completed.